EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES SEPTEMBER CASH DISTRIBUTION

Dallas, Texas, September 18, 2012 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Cross Timbers Royalty Trust (NYSE – CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.141143 per unit, payable on October 15, 2012, to unitholders of record on September 28, 2012. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	15,000	153,000	$80.13	$4.46

Prior Month	17,000	204,000	$75.59	$4.83

Excess Costs

XTO Energy has advised the trustee that higher oil prices and decreased production expenses led to the partial recovery of excess costs on properties underlying the Texas Working Interest net profits interests. However, there were not enough proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution.

For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Nancy G. Willis

Vice President

U.S. Trust, Bank of America

Private Wealth Management,

Trustee

Toll Free – 877-228-5084